                                                                        ((Date))
                                                                  as modified on
                                                                 August 28, 1998

((First Name)) ((Initial_Last_Name))
((Title))
Cygnus, Inc.
400 Penobscot Drive
Redwood City, CA  94063

Dear ((Salutation)):

         Cygnus, Inc., a Delaware corporation (the "Company"), considers the establishment and maintenance of a sound and vital executive management team to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

         In view of the above, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from the possibility of a change in control of the Company. In particular, the Board believes it important, should the Company or its stockholders receive a proposal for transfer of control of the Company, that you be able to assess and advise the Board whether such proposal would be in the best interests of the Company and its stockholders and to take such other action regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of your own situation.

         In order to induce you to remain in the employ of the Company, this letter agreement (the "Agreement"), which has been approved by the Board, sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated under the circumstances described below. This Agreement includes, as if set forth in full herein, those definitions set forth in Exhibit A hereto, which exhibit is specifically incorporated herein by this reference. All such capitalized terms used and defined herein, shall have the meanings ascribed to them in EXHIBIT A.

         1.   AGREEMENT TO PROVIDE SERVICES; RIGHT TO TERMINATE.

              (i) Except as otherwise provided in paragraph 1(ii) below, the Company or you may terminate your employment at any time, subject to the Company's providing the benefits hereinafter specified in accordance with the terms hereof.

              (ii) In the event a tender offer or exchange offer is made by a Person for more than 50% of the combined voting power of the Company's outstanding equity securities, including convertible debt, ordinarily having the right to vote at elections of directors ("Voting Securities"), or in the event of any solicitation of proxies or written consents not approved by the Board, you agree that such event will not lead you to leave the employ of the Company (other than as a result of Disability or upon Retirement) and will render the services contemplated in the recitals to this Agreement until such tender offer or exchange offer has been abandoned or terminated or a change in control of the Company has occurred.

         2. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall continue in effect until December 31, 1998; provided, however, that commencing on January 1, 1999 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such January 1st date, the Company or you shall have given written notice that this Agreement shall not be extended; and provided, further, that this Agreement shall continue in force and effect for a period of twenty-seven (27) months beyond the term provided herein if a change in control of the Company shall have occurred during such term. Notwithstanding anything in this Section 2 in this Agreement to the contrary, this Agreement (and only this Agreement) shall terminate if you or the Company terminates your employment prior to a change in control of the Company, but in the case of a termination of you by the Company without Cause or a termination by you for Good Reason or death or Disability within five (5) months prior to the closing date of a change in control, the specific benefits set forth in this Agreement shall be available to you.

         3. TERMINATION REGARDING CHANGE IN CONTROL. If any of the events described in EXHIBIT A hereto constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in
(1) paragraphs (ii) and (iii) of Section 4 hereof and (2) Section 5 hereof, upon the termination of your employment within five (5) months prior to the closing date of a change in control, on the change in control date or within twenty-four
(24) months after such event, unless such termination is (a) because of your Retirement, (b) by the Company for Cause or (c) by you other than for Good Reason (other than death or Disability).

         Any purported termination by the Company or by you on or following a change in control shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon.

         4.   COMPENSATION AND OTHER AGREEMENTS.

              (i) If your employment shall be terminated for Cause prior to, on or following a change in control of the Company, the Company shall pay you your salary through the Date of Termination at the rate in effect immediately prior to the time a Notice of Termination is given, plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you. Thereupon, the Company shall have no further obligations to you under this Agreement.

              (ii) Subject to Sections 6 and 10 hereof, if, within five (5) months prior to the closing date of a change in control, on the date on which, or within twenty-four (24) months after, a change in control of the Company shall have occurred, your employment by the Company shall be terminated (a) by the Company other than for Cause or (b) by you for any Good Reason or death or Disability, then you shall be entitled, without regard to any contrary provisions of any Plan, to the benefits as provided below:

                   (A) the Company shall pay your salary through the Date of Termination at the rate and times in effect immediately prior to the time a Notice of Termination is given, plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you (including amounts which previously had been deferred at your request);

                   (B) as severance pay, the Company shall pay to you no later than the fifth day following the Date of Termination cash equal to one times (1x) your annual base salary in effect immediately prior to the Notice of Termination, plus one times (1x) the amount of any cash bonus awards made to you with respect to the Company's full fiscal year immediately preceding the Notice of Termination;

                   (C) with respect to any stock options, restricted stock, share rights or other incentive equity compensation awards made to you by the Company which (i) were originally denominated in Common Stock of the Company, and (ii) are subject to various restrictions and limitations (based solely upon your period of continuous employment by the Company or a Successor (as defined in Section 8 hereof)), such equity awards shall have the features set forth in Section 5 of this Agreement and the underlying equity agreements; and

                   (D) if so requested by you, the Company shall pay for reasonable outplacement services engaged by you in seeking new regular full-time employment, which services will include the provision to you of appropriate office, telephone, computer and secretarial services until the earlier of (x) six (6) months from the Date of Termination or (y) such time as you obtain regular full-time employment.

              (iii) within five (5) months prior to the closing date of a change in control, on or within twenty-four (24) months following a change in control of the Company, unless you are terminated for Cause or Retirement or you terminate your employment other than for any Good Reason, death or Disability, the Company shall maintain in full force and effect, for the continued benefit of you and your dependents for a period terminating on the earliest of (a) one year after the Date of Termination, (b) the commencement date of equivalent benefits from a new employer or (c) your normal retirement date under the terms of the Retirement Policy, all insured and self-insured employee welfare benefit Plans in which you and your dependents were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such Plans and you continue to pay an amount equal to your regular contribution under such plans for such participation (calculated at the rate of the contribution amounts in effect immediately preceding the Date of Termination). In the event that your participation in any such Plan is barred, the

Company, at its sole cost and expense, shall arrange to have issued for the benefit of you and your dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which you otherwise would have been entitled to receive under such Plans pursuant to this paragraph (iv) or, if such insurance is not available at a reasonable cost to the Company, the Company shall otherwise provide you and your dependents equivalent benefits (on an after-tax basis). You shall not be required to pay any premiums or other charges in an amount greater than that which you would have paid in order to participate in such Plans at the rate in effect immediately preceding the Date of Termination.

         5.   STOCK OPTION DOCUMENTATION.  Effective as of August 28,
1998, the Board of Directors and Compensation Committee have agreed to amend your previously granted and any future Common Stock purchase options granted prior to the closing date of a change in control to provide in part that, notwithstanding Section 4 to the contrary, upon a change in control, all of your unvested stock options shall immediately vest in full and become exercisable for all the option shares as fully-vested shares on the closing date of the change in control (and any outstanding repurchase rights of the Company on the Common Stock purchased or purchasable under your options shall lapse in their entirety at that time and those shares shall immediately vest), and your options (to the extent assumed or otherwise continuing in effect after the change in control) shall remain so exercisable as fully vested shares until twelve months after the Date of Termination or the expiration date of the option term, whichever occurs first.

         Each new Common Stock purchase option granted to you by the Company on and after the date of this Agreement but prior to the earliest of the expiration or termination date of this Agreement or the closing date of the change in control shall include these same vesting acceleration and exercise provisions. Any options outstanding at the time this Agreement expires or terminates shall continue to be governed by the vesting and post-employment exercise provisions of this Section 5.

         6. RESTRICTIVE COVENANTS. Any salary and bonus payments and continued benefit coverage to which you become entitled under subparagraphs (ii) or (iii) of Section 4 shall immediately cease should you at any time during the applicable salary and bonus or benefit coverage continuation period:

              (i) directly solicit any individual to leave the Company's employ for any reason, or

              (ii) induce or attempt to induce any customer, supplier, distributor, licensor, licensee or other business relation of the Company to cease doing business with the Company.

         You acknowledge that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of your breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company will, in addition to the cessation of the severance benefits provided you under Section 4 of this Agreement and any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding you from continuing to engage in such breach.

          7.   PARACHUTE PAYMENTS AND EXCISE TAX.

               (i) For purposes of applying Sections 280(G) and 4999 of the Internal Revenue Code of 1986, as amended from time to time (the "Code") and the Treasury Regulations thereunder and any applicable state income tax laws to the benefits which become payable to you under Sections 4 and 5 of this Agreement, the following definitions shall be in effect:

         AVERAGE COMPENSATION means the average of your W-2 wages from the Company for the five (5) calendar years (or such fewer number of calendar years of employment with the Company) completed immediately prior to the calendar year in which the change in control is effected. Any W-2 wages for a partial year of employment will be annualized, in accordance with the frequency which such wages are paid during such partial year, before inclusion in your Average Compensation.

         If any of your compensation from the Company during such five (5)-year or shorter period was not included in your W-2 wages for U.S. income tax purposes, either because you were not a U.S. citizen or resident or because such compensation was excludible from income as foreign earned income under Code Section 911, then such compensation will nevertheless be included in your Average Compensation to the same extent as if it were part of your W-2 wages.

         OPTION PARACHUTE PAYMENT means, with respect to the accelerated vesting of any of your options or option shares pursuant to this Agreement or otherwise, the portion of that vesting acceleration deemed to be a parachute payment under Code Section 280G and the Treasury Regulations issued thereunder. The portion of such acceleration which is categorized as an Option Parachute Payment will be calculated in accordance with the valuation provisions established under Code Section 280G and the applicable Treasury Regulations and will include an appropriate dollar adjustment to reflect the lapse of your obligation to remain in the Company's employ as a condition to the vesting of the accelerated installment. In no event, however, will the Option Parachute Payment attributable to any accelerated option (or accelerated installment) exceed the spread (the excess of the fair market value of the accelerated option shares over the option exercise price payable for those shares) existing at the time of acceleration.

         PARACHUTE PAYMENT means any payment or benefit provided you under this Agreement (other than the Option Parachute
         Payment) which is deemed to constitute a parachute payment within the meaning of Code Section 280G(b)(2) and the Treasury
         Regulations issued thereunder.

         PRESENT VALUE means the value, determined as of the date of the change in control, of any payment in the nature of compensation to which you become entitled in connection with the change in control (the Option Parachute Payment attributable to the accelerated vesting of your options or option shares) or the subsequent termination of your employment, including (without limitation) the Option Parachute Payment attributable to the accelerated vesting of any of your remaining options or option shares and any additional benefits to which you become entitled under this Agreement (the salary and bonus and outplacement services continuation payments under Section 4(ii) and the continued benefit coverage under Section 4(iii)). The Present Value of each such payment shall be determined in accordance with the provisions of Code Section 280G(d)(4), utilizing a discount rate equal to one hundred twenty percent (120%) of the applicable Federal rate in effect at the time of such determination, compounded semi-annually to the effective date of the change in control.

               (ii) In the event there is any disagreement between you and the Company as to whether one or more payments to which you become entitled in connection with either the change in control or your subsequent termination of employment constitute Parachute Payments or Option Parachute Payments or as to the determination of the Present Value thereof, such dispute will be resolved as follows:

                   (A) In the event temporary, proposed or final Treasury Regulations in effect at the time under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or the method of valuation therefor, the characterization afforded to such payment by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

                   (B) In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to an independent auditor mutually acceptable to the Company and you ("Independent Auditors"). The resolution reached by the Independent Auditors will be final and controlling. All expenses incurred in connection with the retention of the Independent Auditors to resolve the dispute shall be shared equally by you and the Company.

                   (C) In the event Treasury Regulations (or applicable judicial decisions) do not address the appropriate valuation methodology for any payment in dispute, the Present Value thereof will, at the Independent Auditor's election, be determined through an independent third-party appraisal, and the expenses incurred in obtaining such appraisal shall be shared equally by you and the Company.

              (iii) In the case(s) in which Section 7(ii) of this Agreement applies, no salary or bonus or outplacement services reimbursement continuation payments will be made to you under this Agreement and none of your options shall vest and become exercisable on an accelerated basis (and none of your unvested shares shall vest on an accelerated basis) under this Agreement or otherwise, until the Present Value of the Option Parachute Payment attributable to the accelerated vesting of those options or option shares has been determined and the status of any payments in dispute under Section 7(iii) has been resolved in accordance therewith. The post-termination exercise period for any options which cannot be exercised for the accelerated shares by reason of the foregoing limitation shall automatically be stayed and shall not be deemed to expire during any period the option remains so unexercisable.

               (iv) Should one or more of the benefits which become payable to you under Sections 4 and 5 of this Agreement be deemed to constitute an excess parachute payment under Code Section 280(G) or any applicable state income tax laws, the Company will provide you with a full tax gross-up with respect to your excise tax liability under Code Section 4999 and any such applicable state
income tax laws.   The amount of such tax gross-up shall be determined pursuant to the following formula:

                    X  =    Y  DIVIDED BY  [1 - (A + B + C)], where

                    X is the total dollar payment (the "Tax Gross-Up") required to be paid by the Company on your behalf under this Agreement,

                    Y is the total excise tax (the "Excise Tax") you incur pursuant to Code Section 4999 (or any successor provision) and any such applicable state income tax laws with respect to the excess parachute payment attributable to one or more of the benefits provided you under Sections 4 and 5 of this Agreement,

                    A is the combined Excise Tax rate in effect under Code
                    Section 4999 and any such applicable state income tax laws for such excess parachute payment,

                    B is the highest combined marginal federal income and applicable state income tax rate in effect for you, after taking into account the deductibility of state income taxes against federal income taxes to the extent allowable, for the calendar year in which the Tax Gross-Up is paid, and

                    C is the applicable Hospital Insurance (Medicare) Tax Rate in effect for you for the calendar year in which the Tax Gross-Up is paid.

              INITIAL PAYMENT. Within ninety (90) days after the determination is made by the Independent Auditors or by the Internal Revenue Service that you have received a parachute payment for which you are liable for an Excise Tax, you shall submit that determination to the Company, and the Company shall calculate the Tax Gross-Up to which you are entitled under this Section 7(iv) by reason of the Excise Tax attributable to that payment. The Company shall pay such Tax Gross-Up to you (net of all applicable withholding taxes, including any taxes required to be withheld under Code Section 4999) within ten (10) business days after your submission of the parachute payment determination.

              FINAL DETERMINATION. In the event that your actual Excise Tax liability is determined by a Final Determination to be greater than the Excise Tax liability taken into account for purposes of the Tax-Gross-Up paid to you pursuant to this Section 7(iv), then within ninety (90) days following the Final Determination, you shall submit that Final Determination to the Company, and the Company shall calculate the additional Tax Gross-Up to which you are entitled on the basis of the Final Determination. Within ten (10) business days after receipt of such Final Determination, the Company shall pay you the additional Tax Gross-Up attributable to that excess Excise Tax liability.

              REFUND. In the event that your actual Excise Tax liability is determined by a Final Determination to be less than the Excise Tax liability taken into account for purposes of the Tax Gross-Up paid to you pursuant to this
Section 7(iv), then you shall refund to the Company, promptly upon receipt, that portion of any federal or state tax refund attributable to the Excise Tax overpayment.

              DEFINITION.    For purposes of this Section 7(iv), a Final
Determination means an audit adjustment by the Internal Revenue Service agreed to by you or your estate, with the consent of the Company (which shall not be unreasonably withheld), or an adjustment sustained by a court of competent jurisdiction in a decision with which you and the Company concur or with respect to which the period within which an appeal may be filed has lapsed without a notice of appeal being filed.

         8.   SUCCESSORS; BINDING AGREEMENT.

              (i) The Company will seek to have any Successor, by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of its obligations under this Agreement. Failure of the Company to obtain such assent at least three business days prior to the time a Person becomes a Successor (or where the Company does not have at least three business days' advance notice that a Person may become a Successor, within one business day after having notice that such Person may become or has become a Successor) shall constitute Good Reason for termination by you of your employment and, if a change in control of the Company has occurred, shall entitle you immediately to the benefits provided in paragraphs (ii) and (iii) of Section 4 and Section 5 hereof upon delivery by you of a Notice of Termination. For purposes of this Agreement, "Successor" shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger or consolidation, or indirectly, by purchase of the Company's Voting Securities, all or substantially all of its assets or otherwise.

              (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

         9. FEES AND EXPENSES. The Company shall pay all reasonable legal fees and related expenses incurred by you in connection with the Agreement following a change in control of the Company, including, without limitation,
(a) all such fees and expenses, if any, incurred in contesting or disputing any such termination or (b) your seeking to obtain or enforce any right or benefit provided by this Agreement.

         10. TAXES. All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

         11. SURVIVAL. The respective obligations of, and benefits afforded to, the Company and you as provided in Sections 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 14, 16 and 17 of this Agreement shall survive termination of this Agreement in accordance with their respective terms. The benefits and obligations available under Sections 3, 5, 8(ii), 9, 11, 12, 14 and 17 of this Agreement shall survive expiration and/or non-renewal of this Agreement in accordance with their respective terms.

         12. EMPLOYEE'S COMMITMENT. You agree that during and subsequent to your period of employment with the Company, you will not at any time communicate or disclose to any unauthorized person, without the written consent of the Company, the existence, terms or conditions of this Agreement or any proprietary or other confidential information concerning the Company or any subsidiary pursuant to the terms set forth in the proprietary information agreement executed by you and the Company.

         13. NOTICE. Notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed, in the case of the Company, to Cygnus, Inc., 400 Penobscot Drive, Redwood City, California 94063, or, in the case of the undersigned employee, to the address set forth below such person's signature, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board or President and Chief Executive Officer of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         14. MISCELLANEOUS; CHOICE OF LAW AND VENUE. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the Chairman of the Board of Directors of the Company or the Company's President and Chief Executive Officer (provided you are not one of such persons). No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. In the event of any dispute relating to any provision of this Agreement, other than indemnification matters set forth in
Section 17 which shall be governed by the laws of the State of Delaware, the parties shall use all reasonable efforts to settle the issues in good faith negotiations. If the dispute cannot be settled amicably in this manner, all actions, claims or legal proceedings in any way pertaining to this Agreement or such transactions shall be commenced and maintained only in the courts of the State of California or of the United States of America located within the State of California, and in no other court or tribunal whatsoever, other than indemnification matters set forth in Section 17 which shall be governed by the laws of the State of Delaware, and the parties hereto each agree to irrevocably submit themselves to the respective exclusive jurisdictions of such California courts.

         15. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         16. RELATED AGREEMENTS. To the extent that any provision of any other agreement between the Company and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose. Upon a Notice of Termination of you by the Company without Cause or a termination by you for Good Reason or Disability or death within five (5) months prior to a change in control, on or within twenty-four (24) months after a change in control, notwithstanding the applicability of the agreement originally entered into by you on August 28, 1998 with respect to severance and other matters unrelated to a change in control (the "1998 Agreement"), the 1998 Agreement shall be superseded in its entirety by the terms of this Agreement and the 1998 Agreement shall have no force or effect (notwithstanding anything in the 1998 Agreement to the contrary). The terms governing your stock option and stock issuance agreements, as amended, shall be deemed incorporated by reference herein as if specifically set forth in their entirety herein.

         17. INDEMNIFICATION. Notwithstanding anything contained herein to the contrary, the indemnification provisions for officers, agents and directors under the Company's certificate of incorporation, indemnification agreement, Bylaws and insurance policies will (to the maximum extent permitted by law and contract) be extended to you with respect to any and all matters, events or transactions occurring or effected during your employment with the Company or Successor.

         18. INDEPENDENT LEGAL COUNSEL. By executing this Agreement, you acknowledge that (i) this Agreement has been prepared by Brobeck, Phleger & Harrison LLP ("Brobeck") acting in its capacity as legal counsel to the Company and (ii) you have had an opportunity to seek advice from your own legal counsel with respect to the matters contained herein and such individual counsel is not a current attorney at Brobeck.

         19. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          If this Agreement correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this Agreement which will then constitute our agreement on this subject.


                                          Very truly yours,

                                          CYGNUS, INC.


                                          By
                                             -----------------------------------
                                             ((Signee))
                                             ((Signee_Title))

Modification Agreed to this 28th day of
August, 1998


----------------------------------------
((First_Name)) ((Initial_Last_Name))

Address:
400 Penobscot Drive
Redwood City, CA 94063

                                      EXHIBIT A

                         TERMS, PROVISIONS AND DEFINITIONS

                            APPLICABLE TO CYGNUS, INC.
                            CHANGE IN CONTROL AGREEMENT


I.   DEFINITIONS.

     For purposes of the Agreement to which this EXHIBIT A is attached, the terms set forth below shall be defined as follows:

     CAUSE. Termination by the Company of your employment for "Cause" shall mean termination upon (a) the willful and continued failure by you to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a demand for substantial performance is delivered to you by the Chairman of the Board or President and Chief Executive Officer of the Company or its Successor which specifically identifies the manner in which such executive believes that you have not substantially performed your duties, or (b) the willful engaging by you in illegal conduct which is materially and demonstrably injurious to the Company. For purposes of this definition, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. It is also expressly understood that your attention to matters not directly related to the business of the Company shall not provide a basis for termination for Cause so long as the Board has approved your engagement in such activities. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in (a) or (b) of this definition and specifying the particulars thereof in detail.

     CHANGE IN CONTROL. A "change in control" of the Company shall mean a change in control of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as (a) any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the combined voting power of the Company's Voting Securities; or (b) individuals who constitute the Board on the modified date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a


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

vote of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (b), considered as though such person were a member of the Incumbent Board. Notwithstanding anything in the foregoing to the contrary, no change in control shall be deemed to have occurred by virtue of any transaction which results in you, or a group of Persons which includes you, acquiring, directly or indirectly, 30% or more of the combined voting power of the Company's Voting Securities.

     DATE OF TERMINATION. "Date of Termination" shall mean (a) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (b) if your employment is to be terminated by the Company for Cause, the date specified in the Notice of Termination, or (c) if your employment is to be terminated by you for Good Reason or by the Company for any reason other than Cause, the date specified in the Notice of Termination, which in no event shall be a date earlier than ninety (90) days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by you in writing either in advance of, or after, receiving such Notice of Termination. In the case of termination by the Company of your employment for Cause, if you have not previously expressly agreed in writing to the termination, then within thirty (30) days after receipt by you of the Notice of Termination with respect thereto, you may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or through a judicial determination. During the pendency of any such dispute, the Company will continue to pay you your full compensation in effect immediately prior to the time the Notice of Termination is given and until the dispute is resolved in accordance with the terms hereof.

     DISABILITY. Termination of your employment based on "Disability" shall mean termination because of your absence from your duties with the Company on a full time basis for one hundred eighty (180) consecutive days as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination is given to you following such absence, you shall have returned to the full time performance of your duties.

     GOOD REASON. Termination by you of your employment for "Good Reason" shall mean termination based on:

         (A) an adverse change in your status or position(s) as an officer of the Company as in effect immediately prior to the change in control, including, without limitation, any adverse change in your status or position as a result of a material diminution in your duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned) or the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent with such status or position(s), or any removal of you from or any failure to reappoint or reelect you to such position(s) (except in connection with the termination of your employment for Cause or Retirement or by you other than for Good Reason);


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

         (B) a reduction by the Company in your base salary as in effect immediately prior to the change in control;

         (C) the failure by the Company to continue in effect any Plan in which you are participating at the time of the change in control of the Company (or Plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the change in control, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the change in control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you at the time of the change in control;

         (D) the failure by the Company to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation policy as in effect immediately prior to the change in control;

         (E) the Company's requiring you to be based more than 50 miles from where your office is located immediately prior to the change in control except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the change in control;

         (F) the failure by the Company to obtain from any Successor the assent to this Agreement as contemplated by the terms hereof;

         (G) any purported termination by the Company of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement; and for purposes of this Agreement, no such purported termination shall be effective; or

         (H) any refusal by the Company to continue to allow you to attend to matters or engage in activities not directly related to the business of the Company which, prior to the change in control, you were permitted by the Board to attend to or engage in.

     PERSON. "Person" shall mean and include any individual, corporation, partnership, group, association or other "person," as such term is used in
Section 14(d) of the Exchange Act, other than the Company, a wholly-owned subsidiary of the Company or any employee benefit plan(s) sponsored by the Company.

     PLAN. The term "Plan" shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any pension or profit sharing plan, other than the Agreement.

     RETIREMENT. Termination by you or by the Company of your employment based on "Retirement" shall mean termination on or after your normal retirement date under the terms of the Company's retirement policy (or any successor or substitute policy or policies of the Company put into effect prior to a change in control) (the "Retirement Policy").



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